AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (“Amendment No. 1”) is made and entered into effective the 22nd day of November, 2005, by and among RENOVO HOLDINGS, a Nevada corporation (“Renovo”), EI3 CORPORATION, a Delaware corporation (“EI3”), and STEPHEN CARNES, an individual and principal stockholder of Renovo (“Carnes”).

RECITALS

A.        Renovo, Carnes and EI3 entered into an agreement and plan of merger on September 26, 2005 (the “Merger Agreement”) providing for the merger (the “Merger”) of EI3 into Renovo. Pursuant to the Merger, approximately 134,620,368 restricted shares of Renovo will be exchanged for 100% of the issued and outstanding shares of EI3. Following the Merger, EI3 will have merged with and into Renovo wherein EI3 will cease to exist;

B.        Section 9.1(b) of the Merger Agreement provides that the Merger Agreement and the Merger may be terminated by Renovo or EI3 if the Merger has not been consummated by November 15, 2005 (the “Termination Date”);

C.       Renovo, Carnes and EI3 desire to amend the Merger Agreement to amend Section 9.1(b) to extend the Termination Date to February 15, 2006; and

D.        Renovo, Carnes and EI3 desire to amend the Merger Agreement pursuant to this Amendment No. 1.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1.	Section 9.1(b) of the Merger Agreement is hereby amended to read as follows:

9.1. Termination Prior to the Closing Date.

(b) by Renovo or EI3, if the Closing Date has not occurred before February 15, 2006;

2.         Other than as specifically provided in this Amendment No. 1, all other provisions of the Merger Agreement shall remain in full force and effect, the Merger Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Renovo:	Carnes:

Renovo Holdings, a Nevada corporation

By: /s/Steephen W. Carnes                                                                         /s/Stephen W. Carnes

Name: Stephen Carnes	Stephen W. Carnes, individually
Title: Chief Executive Officer

EI3:

EI3 Corporation, a Delaware corporation

By: /s/Brett S. Smith
Name: Brett S. Smith
Title: Chief Executive Officer

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